Exhibit 99.1

Contact:	Clint Severson	RCG Capital Markets Group
	Chief Executive Officer	Retail: Joe Dorame
	ABAXIS, Inc.	Institutional/Analysts: Joe Diaz
	510-675-6500	Media: Jeff Stanlis
480-675-0400

FOR IMMEDIATE RELEASE

ABAXIS REPORTS AUTOMATIC CONVERSION OF ALL OUTSTANDING SERIES E PREFERRED STOCK

Union City, California – October 15, 2003 — ABAXIS, Inc. (NASDAQ: ABAX), a medical products company manufacturing point-of-care blood analysis systems, reported that today all outstanding shares of its Series E Preferred Stock automatically converted into shares of Abaxis common stock.

Terms of Automatic Conversion of Series E Preferred Stock

Under the terms of Abaxis’ Certificate of Determination with respect to the Series E Preferred Stock, such stock automatically converts into shares of common stock after twenty consecutive trading days where the per share closing price of Abaxis’ common stock as reported on the Nasdaq National Market exceeds $12.00. Elective conversions between October 1-15, coupled with the automatic conversion of all remaining outstanding Series E Preferred Stock, resulted in the conversion of 4,450 shares of Series E Preferred Stock into 684,615 additional shares of common stock subsequent to September 30, 2003. The automatic conversion means that Abaxis will no longer have to pay semi-annual dividends in cash or stock in an annual amount of $65.00 per share of Series E Preferred Stock, or an aggregate annual cost savings of $289,250.

Possibility of Automatic Conversion of Series D Preferred Stock

Under the terms of Abaxis’ Certificate of Determination with respect to its Series D Preferred Stock, such stock automatically converts into shares of common stock after twenty consecutive trading days where the per share closing price of Abaxis’ common stock as reported on the Nasdaq National Market exceeds $14.00. In the event that Abaxis’ common stock continues to close above $14.00, all shares of Series D Preferred Stock would automatically convert on October 28, 2003. Elective conversions between October 1-28, coupled with the automatic conversion of all remaining outstanding Series D Preferred Stock, would result in the conversion of 5,328 shares of Series D Preferred Stock into 761,142 additional shares of common stock subsequent to September 30, 2003. The automatic conversion would mean that Abaxis will no longer have to pay semi-annual dividends in cash or stock in an annual amount of $70.00 per share of Series D Preferred Stock, or an aggregate annual cost savings of $372,960.

Quarterly Earnings Conference Call

Separately, as announced previously, Abaxis has scheduled a conference call to discuss its financial results for the second quarter ended September 30, 2003. The call will be at 4:15 p.m. ET Thursday, October 16, 2003.

A press release containing the financial results will be available immediately prior to the conference call on Abaxis’ website, at www.abaxis.com, or via the Security and Exchange Commissions website at www.sec.gov.

Participants can dial (800) 967-7134 or (719) 457-2625 to access the conference call, or can listen via a live Internet web cast, which can be found at www.abaxis.com. A replay of the call is available by visiting www.abaxis.com for the next 30 days or by calling (719) 457-0820, access code 699011, through October 18, 2003.

About Abaxis

ABAXIS develops, manufactures and markets portable blood analysis systems for use in any veterinary or human patient-care setting to provide clinicians with rapid blood constituent measurements. The system consists of a compact, 6.9 kilogram, portable analyzer and a series of single-use plastic discs, called reagent discs that contain all the chemicals required to perform a panel of up to 12 tests. The system can be operated with minimal training and performs multiple routine tests on whole blood, serum or plasma samples. The system provides test results in less than 15 minutes with the precision and accuracy equivalent to a clinical laboratory analyzer. In addition to the blood chemistry analysis system, the Company markets a hematology analysis system. The hematology system, the VetScan HMT, is purchased from MELET SCHLOESING Laboratories of France (“MELET”) through a cross OEM agreement. MELET markets the VetScan as the MScan in certain European markets.

This press release includes statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). ABAXIS claims the protection of the safe-harbor for forward-looking statements contained in the Reform Act. These forward-looking statements are often characterized by the terms “may”, “believes”, “projects”, “expects”, or “anticipates”, and do not reflect historical facts. Specific forward-looking statements contained in this press release include, but are not limited to, risks and uncertainties related to fluctuations in the Company’s share price prior to October 28, 2003, the market acceptance of the Company’s products and the continuing development of its products, risks associated with manufacturing and distributing its products on a commercial scale free of defects, risks associated with entering the human diagnostic market on a larger scale, risks related to the protection of the Company’s intellectual property or claims of infringement of intellectual property asserted by third parties, risks involved in carrying of inventory, risks associated with the ability to attract, train and retain competent sales personnel, general market conditions, competition and other risks detailed from time to time in ABAXIS’ periodic reports filed with the United States Securities and Exchange Commission. Forward-looking statements speak only as of the date the statement was made. ABAXIS does not undertake and specifically disclaims any obligation to update any forward-looking statements.